SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of April 30, 2015, is entered into by and between CHC Helicopter Support Services (US) Inc. (the “Company” and, together with CHC Group Ltd. and their respective subsidiaries, the “Company Group”), and the undersigned, Juan Gallo (each individually a “Party,” and, collectively, the “Parties”).
RECITALS
A.    The undersigned currently serves as Senior Vice-President, Human Resources of the Company.
B.    The undersigned and the Company have mutually agreed that, effective May 31, 2015 (the “Separation Date”), the undersigned’s employment with the Company will terminate.
C.    The undersigned and the Company have agreed that termination of the undersigned’s employment with the Company on the Separation Date shall be treated as a termination “without cause” for purposes of the applicable compensatory agreements to which the undersigned and any member of the Company Group are parties and for purposes of the benefits plans of the Company Group in which the undersigned participates.
D.    By entering into this Agreement (and not revoking the release of claims contained herein (the “General Release”)) or in the Reaffirmed Release (as defined below), the undersigned and the Company desire to specify, as well as settle and conclude, all of the undersigned’s rights and obligations in connection with his employment with the Company Group and the termination thereof and under the Employment Agreement between the Company and the undersigned, as amended as of January 4, 2015 (the “Employment Agreement”).
AGREEMENT
NOW, THEREFORE, the Parties agree as follows:

1.	General Release of Claims
I, Juan Gallo, on behalf of myself and my heirs, executors, administrators and assigns hereby release, acquit and forever discharge (i) the Company Group, (ii) Clayton, Dubilier & Rice, LLC and First Reserve Management L.P. and the investment vehicles which are directly or indirectly managed by either Clayton, Dubilier & Rice, LLC or First Reserve Management L.P., and those entities which hold a direct and/or indirect interest in CHC Group Ltd. and which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, (iii) the officers, directors, agents, servants, executives, employees, members and stockholders or equity holders of any of the foregoing, (iv) the predecessors, successors, and assigns of any of the foregoing (both individually and in their official capacities) and (v) any and all employee pension benefit or welfare benefit plans of the Company Group (all of the foregoing, collectively, the “Company Released Parties”) from any and all covenants, contracts, claims, charges, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim, whether now or in the future, for indemnification I may have as a result of any third party action against me based on my employment with the Company Group) existing or claimed to exist now or in the future against any Company Released Party, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this General Release, including, but not limited to:
(A)    all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and
(B)    claims pursuant to any federal, state or local law or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, breach of the implied covenant of good faith and fair dealing, libel, slander, invasion of privacy, or violation of any common law duty owed to me;
provided, however, that nothing in this Section 1 shall be construed in any way to:

(1)    release or waive my right or claim to any payment or benefit set forth in this Agreement;
(2)    release or waive the Company Group from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to applicable law or any directors’ and officers’ liability insurance currently in effect and subject to its terms and conditions;
(3)    release any claim by me against the Company Group under the Older Workers Benefit Protection Act relating to the validity or enforceability of this General Release or this Agreement;
(4)    release or waive any claim by me based upon events that occur after the date I execute this General Release; or
(5)    prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency, or to participate in an investigation or proceeding conducted by the EEOC or other such agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief in any proceeding under ADEA or other civil rights statute).
I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which have been released in this General Release. I also acknowledge that the consideration given under this Agreement for the waiver and release of all claims hereunder is in addition to anything of value to which I was already entitled.
I hereby represent that (a) I have been paid all compensation owed and for all hours worked, except for any compensation or benefits to be paid to me under the terms of this Agreement, (b) I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, (c) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim and (d) I am not aware of any fraud or wrongdoing by any member of the Company Group and have not been retaliated against for reporting any allegations of fraud or other wrongdoing.
I have been given forty-five (45) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this Agreement knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance payments and benefits provided for herein for the purpose of making full and final settlement of all claims released above. If I have signed this Agreement prior to the expiration of the forty-five (45) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this Agreement to revoke this General Release, and that this General Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.
I further understand and agree that, as a condition to the receipt of the payments and benefits set forth in in this Agreement, I will, at the close of business on the Separation Date, reaffirm the General Release by signing and delivering the letter attached as Exhibit A to this Agreement (the “Reaffirmed Release”).

2.
Severance Pay and Termination Benefits. Subject to the undersigned’s execution of this Agreement, his execution and delivery of the Reaffirmed Release on the Separation Date and his non-revocation of both the General Release and the Reaffirmed Release, the undersigned shall be entitled to the following payments and benefits by reason of his termination of employment and the foregoing:

(a)
Severance Payment. The Company shall pay the undersigned a severance payment of $1,387,500 (the “Severance Payment”), of which (i) $231,250 will be paid on the first payroll date occurring after the sixtieth (60th) day following the Separation Date and (ii) $1,156,250 will be paid over a ten (10) month period, in substantially equal installments, on the Company’s regular payroll dates beginning in the first month after the sixtieth (60th) day following the Separation Date.

(b)
Health Benefits. Provided the undersigned properly elects to receive continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, until the eighteen (18) month anniversary of the Separation Date, the Company will provide for his continued medical, dental and vision coverage in the Company Group’s plans, consistent with the payments required by other senior executives for such coverage during such period. Notwithstanding the foregoing, the undersigned’s entitlement under this Section 2(b) will cease on such date that the undersigned becomes eligible to receive health insurance coverage from another group health plan due to his employment or services with another entity.

(c)
Equity Award Treatment. The undersigned currently holds 54,645 unvested time-based restricted stock units of CHC Group Ltd. (“RSUs”). The Company agrees to cause such steps as are necessary to be taken such that, as of the Separation Date, all unvested RSUs will vest. The undersigned acknowledges that net settlement will not be available to him as a means of satisfying his withholding taxes in respect of the RSUs, and that, to the extent permitted by applicable law, the Company may withhold the amount of such taxes from the other payments to be made under this Agreement.

(d)
Clawback. Notwithstanding anything herein to the contrary, in the event that CHC Group Ltd.’s Board of Directors determines in good faith and on the advice of outside counsel that, during the term of his employment with the Company, the undersigned engaged in an act or omission constituting fraud, breach of fiduciary duty, dishonesty, misappropriation, gross negligence or other willful misconduct that contributed to material damage to the Company Group’s property or business or if the undersigned materially breaches Section 3(d), (i) the undersigned’s rights to the Severance Payment, continued health benefits and RSUs shall be nullified and become void and (ii) to the extent that any portion of the Severance Payment has already been paid to the undersigned (a “Clawback Amount”), the undersigned agrees to promptly reimburse the Company for the Clawback Amount, and until the undersigned repays such amount to the Company the Clawback Amount shall be a debt due and owing from the undersigned to the Company.

3.	Additional Agreements. The Company and the undersigned further understand and agree as follows:

(a)
Accrued Payments/Notice Pay. On the next regular payroll date following the Separation Date, the Company shall pay the undersigned all of the undersigned’s earned base salary and accrued but unused vacation through the Separation Date payable in accordance with Company policy. The undersigned acknowledges and agrees that he will not be paid an annual bonus in respect of the Company’s fiscal years ending April 30, 2015 or April 30, 2016.

(b)
Company Group Employee Benefits. The Company shall pay the undersigned the vested benefits under the employee benefit plans of the Company Group to which he is entitled as a former employee; provided, that, for the avoidance of doubt, the benefits set forth in Section 2 are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or any other member of the Company Group.

(c)
Company Property. To the extent that the undersigned has not already done so, no later than the Separation Date, the undersigned shall return to the Company all documents (and all copies thereof) and other property belonging to the Company Group that the undersigned has in his possession or control, including, without limitation, all files, correspondence, email, equipment (including, but not limited to, computers, smartphones, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof in whole or in part). Notwithstanding the foregoing, the undersigned may retain the iPad, iPhone 6 and Lenovo ThinkPad computer that were made available by the Company for his use while employed (except that the undersigned shall be fully and solely responsible for any fees, expenses or other charges relating to these devices that arise after the Separation Date), after first delivering these devices to the Company and providing the Company with the opportunity to copy and erase from those devices all data and applications that include property of the Company Group.

(d)
Survival of Restrictive Covenants. The undersigned hereby confirms that he is in compliance with the terms and conditions of each of the covenants set forth in either Section 8 of the Employment Agreement or any of the individual award agreements executed by the undersigned in connection with the grant of the RSUs (the “Restrictive Covenants”). As a condition to the payment and receipt of the Severance Payment, continuation of health benefits and acceleration of the RSUs, as provided in Section 2, the undersigned agrees that, the Restrictive Covenants, together with the clawback and forfeiture provisions included in the Employment Agreement and such individual award agreements that apply in the event the undersigned materially breaches the Restrictive Covenants, are incorporated herein by reference and made a part hereof and shall continue to apply following the execution and delivery of this Agreement and the undersigned’s termination of employment in accordance with the terms thereof. Nothing herein precludes the undersigned from (i) disclosing Confidential Information (as defined in the Employment Agreement) to the extent that such disclosure is required by law, regulation, subpoena, or court order or (ii) reporting possible violations of U.S. federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation.

(e)
Separation. Effective as of the Separation Date, the undersigned shall resign from the position of Senior Vice President, Human Resources, and from each other officer, director or executive position held with any member of the Company Group or any of its affiliates. The undersigned acknowledges that, from and after the Separation Date, the undersigned shall no longer be authorized to conduct business on behalf of any member of the Company Group, including but not limited to entering into contracts on behalf of any member of the Company Group. The undersigned agrees that, as requested by the Company from time to time, he will execute such other documents as may be necessary to evidence these resignations.

4.
Cooperation and Assistance. Following the Separation Date, the undersigned shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which the undersigned had knowledge during his employment with the Company; provided, however, that the Company will use reasonable efforts to schedule such assistance at a mutually-convenient time taking into account the undersigned’s employment obligations at such time. Without limiting the foregoing, the undersigned acknowledges and agrees that his cooperation and assistance obligations set forth in Section 8 of the Employment Agreement are incorporated herein by reference and made a part hereof and shall continue to apply following the execution and delivery of this Agreement and the undersigned’s termination of employment in accordance with the terms thereof (except to the extent otherwise required by a regulatory body).

5.	Non-Disparagement.

(a)
The undersigned agrees that he will not, directly or indirectly, disparage or criticize any Company Released Party or make any statement that is intended to or would reasonably be expected to damage the business or reputation of any Company Released Party. Nothing in this Section 5(a) shall be interpreted to preclude the undersigned from making any truthful statements about the Company Group or any other Company Released Party in (i) litigation or other legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) and regardless of whether between the Parties, (ii) to the extent required or necessary by applicable law or regulation (including pursuant to SEC rules) or (iii) in response to a disparaging statement by the Company or any of CHC Group Ltd.’s executive officers or directors.

(b)
The Company agrees that it will not, directly or indirectly, disparage or criticize the undersigned or make any statement that is intended to or would reasonably be expected to damage the undersigned’s business or reputation; provided that it shall not be a violation of this Section 5(b) for the Company (or any of its or CHC Group Ltd.’s executive officers or directors) to make reasonable, customary or other appropriate remarks as to the performance of the Company Group with respect to periods that include the period of the undersigned’s employment. Nothing in this Section 5(b) shall be interpreted to preclude the Company Group (including its officers and directors) from making any truthful statements about the undersigned (i) in litigation or other legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) and regardless of whether between the Parties, (ii) to the extent required or necessary by applicable law or regulation (including pursuant to SEC rules) or (iii) in response to a disparaging statement made by the undersigned. The Company will use reasonable efforts to cause CHC Group Ltd.’s officers and directors to comply with its obligations under this Section 5(b).

6.
Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and the undersigned do hereby acknowledge and agree as follows:

(a)	That the General Release specifically applies to any rights or claims the undersigned may have against the Company or any party released therein under ADEA.

(b)	That the General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date of the undersigned’s execution of the General Release.

(c)
That the General Release shall be revocable by the undersigned for a seven (7) day period following the date of the undersigned’s execution of the General Release by providing a written notice of revocation to the Company’s General Counsel, and accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period. If the undersigned elects to revoke the General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, the termination of the undersigned’s employment shall still be effective.

(d)
In accordance with the requirements of the Older Workers Benefit Protection Act, the Company has provided the undersigned, as Exhibit B to this Agreement, a list of the job titles and ages of relevant employees who, as of the date hereof, have been terminated and offered severance benefits, together with the job classifications and ages of relevant employees who, as of the date hereof, have not been terminated and therefore have not been offered severance benefits at this time.

(e)
That the undersigned has been advised to consult with an attorney prior to signing this Agreement and has been given a period of forty-five (45) days within which to consider whether to sign this Agreement and that, if the undersigned executes this Agreement prior to such forty-fifth (45th) day, the undersigned acknowledges that he has waived his right to consider during the remainder of such period.

(f)	The undersigned acknowledges that, in deciding whether or not to execute this Agreement, he has not relied on any representations or statements not set forth in this Agreement.

7.	Taxes.

(a)
Generally. The undersigned understands and acknowledges that the Company Group has not provided any advice regarding the tax liability resulting from this Agreement and that he has been advised to consult with his personal tax advisor or legal counsel as to the taxability of the Severance Payment and other benefits provided under this Agreement. The undersigned shall be solely responsible for taxes imposed on the undersigned by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. Subject to Section 2(c), all payments to be made or benefits to be provided to the undersigned in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments.

(b)
Section 409A. The intent of the Parties is that payments and benefits under this Agreement either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the undersigned and the Company of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treas. Reg. 1.409A-2(b)(2)(iii)), the undersigned’s rights to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A.

8.
Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard for any conflict of law principles. The Parties hereto consent to the jurisdiction of the state and federal courts of the State of Delaware for all purposes in connection with the Restrictive Covenants. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which the undersigned or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

9.
Arbitration. Except with respect to the Restrictive Covenants, the undersigned and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in the State of Delaware or another location mutually agreed by the undersigned and the Company. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). THE UNDERSIGNED AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH THE UNDERSIGNED AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either the undersigned or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.	Miscellaneous.

(a)	No Party may assign this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld.

(b)
The rights and obligations of the Parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the Party in any way affected by the amendment, modification, waiver or discharge.

(c)	This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors and permitted assigns.

(d)	If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

(e)	This Agreement (including the General Release and Reaffirmed Release) constitutes the entire agreement and understanding between the members of the Company Group and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and all members of the Company Group relating to such subject matter.

(f)
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service (i) to the Company, addressed to the attention of the Company Group’s General Counsel at the Company Group’s headquarters and (ii) to the undersigned, at the address contained in the records of the Company (which the undersigned shall update as necessary from time to time). This Agreement may be executed in counterparts (including via facsimile or .pdf file).

(g)	Each of the Parties represents that it has the requisite legal authority to enter into this Agreement and to make the promises, representations and agreements herein.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the dates indicated below.

JUAN GALLO /s/ Juan Gallo Juan Gallo Date: April 30, 2015	CHC HELICOPTER SUPPORT SERVICES (US) INC. /s/ Hooman Yazhari By: Hooman Yazhari Title: SVP Legal & Administration Date: April 30, 2015

Exhibit A
May 31, 2015
CHC Helicopter Support Services (US) Inc.
c/o CHC Group Ltd.
190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands
General Release Reaffirmation
To Whom it May Concern:
Reference is made to the Separation Agreement and General Release, dated as of April 30, 2015, previously entered into between CHC Helicopter Support Services (US) Inc. and me (the “Separation Agreement”).
As provided in the Separation Agreement, I hereby restate and again provide you and each of the Company Released Parties (as defined in the Separation Agreement) with the release and waiver of claims set forth in Sections 1 and 6 of the Separation Agreement, as of the date hereof (the “Reaffirmed Release”).
I understand that I have seven (7) days after executing this letter to revoke this Reaffirmed Release, and that this Reaffirmed Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of my execution of this letter. If I elect to revoke this Reaffirmed Release during the revocation period, the Separation Agreement shall become void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective as of the Separation Date.
Sincerely,
Juan Gallo

Exhibit B

The table below provides the ages and job titles of: (1) the persons in the Decisional Unit (defined below) applicable to the undersigned who were selected, as of the date of this Agreement, for termination of employment and are offered severance benefits in exchange for signing a release of claims and (2) the persons in the Decisional Unit applicable to the undersigned who were not selected, as of the date of this Agreement, for termination of employment and therefore are not offered severance benefits.

Decisional Unit:	The Decisional Unit applicable to the undersigned consists of: Individuals employed by the Company Group in the Senior Leadership Team.

Eligibility Factors:	Selections for termination of employment were based upon position, job-related functions and duties, business needs and skills and qualifications.

Job Title	Age of Eligible Employees	# Selected for Termination	# Not Selected for Termination
Chief Executive Officer
	57	1

President and Chief Operating Officer	56	1
Senior Vice President
	47		1
	55	2
	57	1
	59	1

Vice President	50		1
	53	1